Filed Pursuant to Rule 424(b)(7)
Registration No. 333-260181

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Ordinary shares, par value US$0.001 per share	177,679,900	US$1.76	US$313,012,757.17	US$29,016.28

(1)

American depositary shares issuable upon deposit of ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333- 237852). Each American depositary share represents 15 ordinary shares.

(2)	Represents up to 177,679,900 ordinary shares to be resold by the selling shareholders from time to time.
(3)

The proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee required pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), has been computed pursuant to Rule 457(r) promulgated under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s American depositary shares on the Nasdaq Capital Market on October 6, 2021.

(4)

Payment of the registration fee at the time of filing of the Registrant’s registration statement on Form F-3, filed with the U.S. Securities and Exchange Commission on October 12, 2021 (File No. 333-260181), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

Prospectus Supplement

(to Prospectus dated October 12, 2021)

177,679,900 Ordinary Shares

Kingsoft Cloud Holdings Limited

This prospectus supplement relates to the registration of the resale, from time to time, of up to 177,679,900 ordinary shares of Kingsoft Cloud Holdings Limited, par value US$0.001 per share, either in the form of ordinary shares or American depositary shares, or ADSs, each representing fifteen ordinary shares, by the selling shareholders identified herein. We will not receive any of the proceeds from the resale of the ADSs by the selling shareholders.

The selling shareholders may resell the securities offered by this prospectus supplement from time to time as they may determine at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. See “Plan of Distribution” in this prospectus supplement for a more complete description of the ways in which the securities may be resold by the selling shareholders, and certain lock-up restrictions on the selling shareholders. The registration of the offer and resale of securities hereunder does not necessarily mean that any of the securities will be sold by the selling shareholders under this prospectus supplement or otherwise. Discounts, concessions, commissions and similar selling expenses attributable to the sale of ADSs covered by this prospectus supplement will be borne by the selling shareholders. We will pay fees relating to the registration of the ADSs and the underlying ordinary shares with the United States Securities and Exchange Commission.

The ADSs representing our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “KC.” Each ADS represents fifteen ordinary shares of Kingsoft Cloud Holdings Limited. On October 11, 2021, the reported closing sale price of the ADSs on the Nasdaq Global Select Market was US$28.19 per ADS.

Investing in the ADSs involves a high degree of risk. See the “Risk Factors” beginning on page S-12 of this prospectus supplement. See also our annual report on Form 20-F for the year ended December 31, 2020, as well as our subsequently filed periodic and current reports, which we file with the United States Securities and Exchange Commission and are incorporated by reference into this prospectus supplement.

Kingsoft Cloud Holdings Limited is a Cayman Islands holding company with no business operations. It conducts its operations in China through its PRC subsidiaries and variable interest entities, or the VIEs, and their subsidiaries. However, we and our shareholders do not and are not legally permitted to have any equity interests in the VIEs as current PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services. As a result, we operate relevant businesses in China through certain contractual arrangements with the VIEs. For a summary of such contractual arrangements, see “Item 4. Information on the Company—4.C. Organizational Structure” in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement. Investors in the ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and our VIEs. As used in this prospectus, “we,” “us,” “our company,” the “Company,” and “our” refer to Kingsoft Cloud Holdings Limited, a Cayman Islands company and its subsidiaries and, in the context of describing our operations and consolidated financial information, its consolidated variable interest entities, or VIEs. We refer to Zhuhai Kingsoft Cloud and Kingsoft Cloud Information as our VIEs in the context of describing their activities and contractual arrangements with us.

Our corporate structure involves unique risks to investors in the ADSs. If the PRC government deems that our contractual arrangements with our VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with our VIEs and, consequently, significantly affect the financial performance of our company as a whole. Our ADSs may decline in value or become worthless, if we are unable to claim our contractual control rights over the assets of our VIEs that conduct substantially all of our operations in China. For detailed discussion, see “Risk Factors—Risks Related to Our Corporate Structure” in this prospectus supplement and “Risk Factors—Risks Related to Our Corporate Structure” in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement.

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. The PRC government has significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or list on a U.S. stock exchange. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, cybersecurity and data privacy, as well as the lack of inspection from the U.S. Public Company Accounting Oversight Board, or PCAOB, on our auditors. The PRC government may also intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. Any such action, once taken by the PRC government, could cause the value of such securities to significantly decline or in extreme cases, become worthless. For a detailed description of risks related to doing business in China, see “Risk Factors—Risks Related to Doing Business in China” in this prospectus supplement and “Risk Factors—Risks Related to Doing Business in China” in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 12, 2021.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other materials we file with the United States Securities and Exchange Commission, or the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated October 12, 2021 included in the registration statement on Form F-3 (No. 333-260181), which provides more general information.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, references to:

•	“ADSs” refers to our American depositary shares, each of which represents fifteen ordinary shares;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau Special Administrative Region.

•	“Hong Kong” or “HK” refers to the Hong Kong Special Administrative Region of the PRC;

•	“Nasdaq” refers to the Nasdaq Global Select Market;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.001 per share;

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

•

“variable interest entities,” or “VIEs,” refers to the PRC entities of which we have power to control the management, and financial and operating policies and have the right to recognize and receive substantially all the economic benefits and in which we have an exclusive option to purchase all or part of the equity interests at the minimum price possible to the extent permitted by PRC law; and

•

“we,” “us,” “our company,” the “Company,” and “our” refer to Kingsoft Cloud Holdings Limited, a Cayman Islands exempted company with limited liability and its subsidiaries and, in the context of describing our operations and consolidated financial information, its consolidated variable interest entities, or VIEs.

Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares as of the date of this prospectus exclude a total of 5,475,254 ordinary shares we repurchased in February 2020 and a total of 163,088,147 ordinary shares issued but deemed to be not outstanding as of the date of this prospectus, representing the 163,088,147 ordinary shares underlying share awards under our share incentive plans that are issued but deemed to be not outstanding and held by TMF Trust (HK) Limited, as trustee of the share awards.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings may also be obtained over the internet at the SEC’s website at www.sec.gov.

This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United States, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Our principal executive offices are located at Building E, Xiaomi Science and Technology Park, No. 33 Xierqi Middle Road, Haidian District Beijing, 100085, the People’s Republic of China. Our telephone number at this address is +86 10 6292 7777. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is https://www.ksyun.com/. The information contained on our website is not a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed on April 22, 2021;

•	our current reports on Form 6-K furnished with the SEC on May 18, 2021 and August 25, 2021;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form 8-A filed on May 4, 2020 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Kingsoft Cloud Holdings Limited

Building E, Xiaomi Science and Technology Park

No. 33 Xierqi Middle Road, Haidian District

Beijing, 100085, the People’s Republic of China

+86 10 6292 7777

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to”, “could”, “potential” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and growth strategies;

•	our future business development, results of operations and financial condition;

•	relevant government policies and regulations relating to our business and industry;

•	general economic and business conditions in China; and

•	assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus supplement and the accompanying base prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus supplement and the accompanying base prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in the ADSs. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section titled “Risk Factors”, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement, which are described under “Where You Can Find More Information About Us.”.

Business Overview

We are a leading independent and internet cloud service provider in China. We have built a comprehensive and reliable cloud platform consisting of extensive cloud infrastructure, cutting-edge cloud products and well-architected industry-specific solutions across public cloud, enterprise cloud and IoT cloud services, based on which we have achieved a leading position in the cloud market in China.

Cloud offers a wide variety of benefits, primarily including cost reduction, flexibility, scalability and reliability, and technology innovation, to enterprises compared with the traditional on-premise IT models. As a result of these benefits, global IT spending has seen a structural shift from traditional on-premise IT models to a cloud-based model. China’s cloud market is at an early stage with tremendous growth potential as indicated by the lower market penetration as compared to that in the United States. Being among the existing market leaders who have built significant competitive advantages in a market that has high entry barriers, we are well positioned to capture the large and growing market opportunities brought about by the increasing (i) penetration of cloud services into traditional enterprises and public service organizations, (ii) demand for multi-cloud deployment, (iii) attention to data security, privacy and suppliers’ neutrality (iv) application of 5G, (v) new scenarios such as VR\AR and cloud gaming, and support by the continuous development of cloud infrastructure and cloud native technologies.

Being an independently operated company, focusing on cloud services since our inception, we are able to fully mobilize our resources into the innovation of our business models and provide high-quality services to businesses and organizations of all kind. With our full dedication to cloud business, we are able to avoid potential conflicts of interest with our customers and enhance our neutral position, which in turn gains additional trust from more and more customers.

Leveraging our profound industry insights, we saw significant growth prospects in selected verticals, such as game, video, online cooperation, public services, financial services, and healthcare. We have strategically expanded our footprints into such fast-growing verticals as first-movers and have been establishing a leading market position through relentless execution. We have inherited the “enterprise service DNA” from Kingsoft Group, the widely trusted leading software franchise in China, and have established superior enterprise service capabilities. Benefiting from Kingsoft Group’s over 30 years of experience in providing enterprise services, we value each customer and provide best-in-class customer services covering their entire lifecycle which is capable to manage complex projects. Such customer-centric service philosophy enables us to achieve increasing brand recognition and a loyal customer base while improving unit economics. We also adopt a premium-customer strategy, focusing on leading enterprises within selected verticals to establish our market presence efficiently and maintain organic growth from existing premium customers’ contribution.

We stay at the forefront of cloud technology development and have built prominent research and development capabilities in terms of cloud native technologies. We enjoy a skilled talent pool and will continue to invest in research and development to enhance our technology leadership and upgrade our cloud products and solutions.

Corporate Information

Our principal executive offices are located at Building E, Xiaomi Science and Technology Park, No. 33 Xierqi Middle Road, Haidian District Beijing, 100085, the People’s Republic of China. Our telephone number at this address is +86 10 6292 7777. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is https://www.ksyun.com/. The information contained on our website is not a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United States, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Contractual Arrangements and Corporate Structure

We are a Cayman Islands company and primarily conduct our business in China through our PRC subsidiaries, VIEs, Zhuhai Kingsoft Cloud and Kingsoft Cloud Information, and their subsidiaries, based on a series of contractual arrangements. It is these PRC subsidiaries, VIEs and their subsidiaries that hold our key operating licenses, provide services to our customers, enter into contracts with our suppliers, and employ our workforce.

We operate our businesses this way because PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services. These contractual arrangements entered into with our VIEs allow us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits and absorb substantially all of the economic losses of our VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in our VIEs when and to the extent permitted by PRC law. These contractual arrangements include Exclusive Consultation and Technical Service Agreement, Loan Agreements, Equity Pledge Agreement, Exclusive Purchase Option Agreement, Shareholder Voting Right Trust Agreement and Spousal Consents, as the case may be. For a summary of these contractual arrangements, see “Item 4. Information on the Company—4.C. Organizational Structure” in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement. As a result of these contractual arrangements, we exert effective control over, and are considered the primary beneficiary of, our VIEs and consolidate their operating results in our financial statements under the U.S. GAAP.

Our VIEs contributed an aggregate of 100%, 98.1% and 97.0% of our consolidated revenue for the years ended December 31, 2018, 2019 and 2020, respectively, after elimination of inter-entity transactions. The revenue-generating assets that are held by the VIEs comprise mainly of electronic equipment, as well as data center machinery and equipment.

We do not have any equity interests in our VIEs who are owned by certain nominee shareholders. As a result, control through these contractual arrangements may be less effective than direct equity ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the legality and enforceability of these contractual arrangements. If the PRC government finds such agreements to be illegal, we could be subject to severe penalties or be forced to relinquish our interests in our VIEs. See “Risk Factors—Risks Related to Doing Business in China” in this prospectus supplement and “Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement.

The following diagram illustrates our corporate structure as of the date of this prospectus supplement, including our significant subsidiaries and significant variable interest entities.

Notes:

(1)

Shareholders of Zhuhai Kingsoft Cloud are Beijing Kingsoft Digital Entertainment Technology Co., Ltd. and Ms. Weiqin Qiu, a family member of a director of Kingsoft Group. Beijing Kingsoft Digital Entertainment Technology Co., Ltd. and Ms. Weiqin Qiu are not shareholders of our company. Beijing Kingsoft Digital Entertainment Technology Co., Ltd. is ultimately owned by Ms. Weiqin Qiu and Ms. Peili Lei, a family member of the chairman of our Board.

(2)	Shareholders of Kingsoft Cloud Information are Mr. Yulin Wang (our director and CEO) and Ms. Weiqin Qiu.
(3)

Ten subsidiaries are Xiong’an Kingsoft Cloud Information Technology Co., Ltd., Nanjing Qianyi Shixun Information Technology Co., Ltd., Rizhao Kingsoft Cloud Network Technology Co., Ltd., Hainan Danzhou Yunxiang Zhisheng Network Technology Co., Ltd, Kingsoft Cloud (Tianjin) Technology Development Co., Ltd., Shanghai Jinxun Ruibo Network Technology Co., Ltd., Kingsoft Cloud Network Technology (Jiangsu) Co., Ltd., Lianjiang Kingsoft Cloud Network Technology Co., Ltd., Kingsoft Cloud Perception City Technology (Anhui) Co., Ltd. and Kingsoft Cloud (Qingyang) Data Information Technology Co., Ltd., all

of which are wholly owned by Beijing Kingsoft Cloud Network to operate cloud business for certain projects.
(4)

Two subsidiaries are Nanjing Kingsoft Cloud Network Technology Co., Ltd. and Wuhan Kingsoft Cloud Information Technology Co., Ltd., both of which are wholly owned by Jinxun Ruibo to operate cloud business for certain projects.

Recent Regulatory Development

Draft Cybersecurity Measures

On July 10, 2021, the Cyberspace Administration of China, or the CAC, issued a revised draft of the Cybersecurity Review Measures for public comments, which require that, in addition to “operator of critical information infrastructure,” any “data processing operator” carrying out data processing activities that affect or may affect national security and any “operator of critical information infrastructure” or “data processing operator” which has personal information of more than one million users and is going to list abroad should also be subject to a cybersecurity review. As advised by our PRC legal counsel, the draft measures have not been adopted and it remains unclear whether the formal version adopted in the future will have any further material changes, it is uncertain how the measures will be enacted, interpreted or implemented and how they will affect us. We cannot predict the impact of the draft measures, if any, at this stage, and we will closely monitor and assess any development in the rule-making process.

Currently, the draft measures have not materially affected our business and operations, but in anticipation of the strengthened implementation of cybersecurity laws and regulations and the continued expansion of our business, we face potential risks if we are deemed as a “critical information infrastructure operator” or “data processing operator” under the PRC cybersecurity laws and regulations once the draft measures take effect, and would be required to follow cybersecurity review procedures. During such review, we may be required to suspend providing any existing or new services to our customers and/or experience other disruptions of our operations, and such review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources. See “Risk Factors—Risks Related to Our Business and Industry—Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may be expensive and force us to make adverse changes to our business. Many of these laws and regulations are subject to change and uncertain interpretation, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption to operations, increased cost of operations, or otherwise harm our business.”

As of the date of this prospectus, we have not been involved in any investigations or become subject to a cybersecurity review initiated by the CAC based on the draft measures, and we have not received any inquiry, notice, warning, sanctions in such respect or any regulatory objections from the CAC to transactions contemplated in this prospectus supplement.

Potential CSRC or Other Approval Required For Overseas Securities Offerings

On July 6, 2021, certain PRC regulatory authorities issued Opinions on Strictly Cracking Down on Illegal Securities Activities. These opinions call for strengthened regulation over illegal securities activities and supervision on overseas listings by China-based companies and propose to take effective measures, such as promoting the development of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As of the date of this prospectus, no official guidance and related implementation rules have been issued in relation to these recently issued opinions and the interpretation and implementation of these opinions remain unclear at this stage. We cannot assure you that we will not be required to obtain the pre-approval of the CSRC and potentially other regulatory authorities to pursue overseas securities offerings. See “Risk Factors—Risks Related to Doing Business in China—The approval of the CSRC or other PRC government authorities may be required under PRC law in connection with overseas securities offerings, and, if required, we cannot predict whether or for how long we will be able to obtain such approval.”

We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas securities offering in the future. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection from the CSRC to transactions contemplated in this prospectus supplement.

Holding Company Structure

Kingsoft Cloud Holdings Limited is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries and our consolidated VIEs. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC company laws, our consolidated VIEs and PRC subsidiaries in China must make appropriations from their after-tax profit to fund certain statutory reserve funds until such reserve funds reach 50% of their respective registered capital. In addition, each of our PRC subsidiaries in China may allocate a portion of its after-tax profits in accordance with PRC GAAP to enterprise expansion funds and staff bonus and welfare funds at its discretion, and each of our VIEs may allocate a portion of its after-tax profits in accordance with PRC GAAP to a discretionary surplus fund at its discretion.

Under PRC laws and regulations, our PRC subsidiaries and VIEs are subject to certain restrictions with respect to transferring certain of their net assets to us either in the form of dividends, loans, or advances. The amounts restricted include the paid-up capital of our PRC subsidiaries and VIEs, totaling RMB1,466.7 million, RMB2,371.3 million and RMB4,849.0 million as of December 31, 2018, 2019 and 2020, respectively. The net liabilities of our VIEs, in which we do not have direct equity ownership, amounted to RMB1,703.8 million, RMB2,571.4 million and RMB3,217.2 million as of December 31, 2018, 2019 and 2020, respectively.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fundraising activities to our PRC subsidiaries only through loans or capital contributions, and to our consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from making loans or additional capital contributions to our PRC subsidiaries and from making loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement. As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries and consolidated VIEs when needed. Notwithstanding the foregoing, our PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to our consolidated affiliated entity either through entrustment loans from our PRC subsidiaries to our consolidated VIEs or direct loans to such consolidated affiliated entity’s nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in our consolidated financial statements against the consolidated affiliated entity’s share capital.

Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors

Kingsoft Cloud Holdings Limited’s ability to pay dividends, if any, to the shareholders and ADSs investors and to service any debt it may incur will depend upon dividends paid by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to Kingsoft Cloud Holdings Limited. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our PRC subsidiaries may not have sufficient distributable profits to pay dividends to us in the near future.

Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. Further, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment to be made from time to time, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of the PRC. See “Item 4. Information of the Company—4.B. Business Overview—Regulation—Regulations Relating to Foreign Exchange and Dividend Distribution” in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement for a detailed discussion.

If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Kingsoft Cloud Holdings Limited. In addition, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.

For PRC and United States federal income tax considerations of an investment in the ADSs, see “Taxation.”

Implication of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB. See “Risk Factors—

Risks Related to Doing Business in China—Trading in our ADSs may be prohibited and as a result our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The PCAOB is currently unable to inspect our auditors in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditors deprives our investors with the benefits of such inspections.”

RISK FACTORS

Any investment in the ADSs involves a high degree of risk. You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and our VIEs that have substantive business operations in the PRC. Kingsoft Cloud Holdings Limited is a Cayman Islands holding company with no business operations. It conducts its operations in China through its PRC subsidiaries, variable interest entities or the VIEs, with which it has maintained contractual arrangements, and their subsidiaries. You should carefully consider the risk factors set forth below together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, before deciding whether to purchase the ADSs. In addition, you should carefully consider the matters discussed under “Risk Factors” in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement. Any of the following risks and the risks described in the annual report, and additional risks and uncertainties not currently known to us or those we currently view to be immaterial, may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business and Industry

Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may be expensive and force us to make adverse changes to our business. Many of these laws and regulations are subject to change and uncertain interpretation, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption to operations, increased cost of operations, or otherwise harm our business.

Laws and regulations governing cybersecurity, information security, privacy and data protection, the use of the internet as a commercial medium, the use of data, and data sovereignty requirements are rapidly evolving, extensive, complex, and include inconsistencies and uncertainties. According to the PRC National Security Law, the State shall establish institutions and mechanisms for national security review and regulation, conduct national security review on certain matters which affect or may affect the national security, such as key technologies and IT products and services. According to the PRC Cybersecurity Law and relevant regulations, network operators, are obligated to take technical and other necessary measures to ensure the security and stable operation of network, maintain the integrity, confidentiality and availability of network data, and furthermore provide assistance and support in accordance with the law for public security and national security authorities to protect national security or assist with criminal investigations. In addition, the PRC Cybersecurity Law provides that personal information and important data collected and generated by operators of critical information infrastructure in the course of their operations in the PRC should be stored in the PRC, and the law imposes heightened regulation and additional security obligations on operators of critical information infrastructure. Furthermore, according to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. Due to the lack of further interpretations, the exact scope of “operator of critical information infrastructure” under the Cybersecurity Review Measures remains unclear.

On August 17, 2021, the State Council promulgated the Regulations on Protection of Security of Critical Information Infrastructure, pursuant to which “critical information infrastructure” refers to critical network facilities and information systems involved in important industries and fields, such as public communication and information services, energy, transportation, water conservancy, finance, public services, governmental digital services, science and technology related to national defense industry, as well as those which may seriously endanger national security, national economy and citizen’s livelihood or public interests if damaged or malfunctioned, or if any leakage of data in relation thereto occurs. Pursuant to these regulations, the relevant governmental authorities are responsible for stipulating rules for the identification of critical information infrastructures with reference to several factors set forth in the regulations, and further identify the operators of critical information infrastructures in the related industries in accordance with such rules. The relevant authorities shall also notify operators identified as critical information infrastructure operators. However, as these regulations were newly issued and the governmental authorities may further enact detailed rules or guidance with respect to the interpretation and implementation of such regulations, it remains unclear whether we will be identified as a critical information infrastructure operator under the PRC cybersecurity laws and regulations.

On July 10, 2021, the CAC issued a revised draft of the Cybersecurity Review Measures for public comments, which required that any “data processing operator” carrying out data processing activities that affect or may affect national security and any “operator of critical information infrastructure” or “data processing operator” which has personal information of more than one million users and is going to list abroad also be subject to the cybersecurity review. Such draft measures further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including among others, the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country, or the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled and maliciously used by overseas governments after being listed abroad. The draft measures remain unclear on whether the relevant requirements will be applicable to companies that have been listed in the United States and intend to conduct further securities offerings like us. We offer cloud services to enterprise customers. If we provide or are deemed to provide such network products and services to “critical information infrastructure operators,” or we are deemed to be a “critical information infrastructure operator,” we would be required to follow cybersecurity review procedures. During such review, we may be required to suspend providing any existing or new services to our customers and/or experience other disruptions of our operations, and such review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources. As the revised draft Cybersecurity Review Measures have not been adopted and it remains unclear whether the formal version adopted in the future will have any further material changes, we still face uncertainties that the measures may be enacted, interpreted or implemented in ways that will negatively affect us. There can be no assurance that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to follow such procedures. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance or perceived non-compliance with the PRC Cybersecurity Law or related regulations may prevent us from using or providing certain network products and services, and may result in fines or other penalties such as making certain required rectification, suspending our related business operations, and reputational damages or proceedings or actions against us by PRC regulatory authorities, customers or others, which may have a material adverse effect on our business, operation or financial conditions.

In September 2021, the PRC Data Security Law took effect. The PRC Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data processing activities, introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used, provides for a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data and information. On September 1, 2021, the Regulations on Protection of Security of Critical Information Infrastructure took effect. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Personal Information Protection Law, which will come into effect on November 1, 2021. These newly promulgated laws and regulations reflect PRC government’s further attempts to strengthen the legal protection for the national network security, the security of critical information infrastructure and the security of personal information protection. As of the date of this prospectus, we have not been involved in any investigations or become subject to a cybersecurity review initiated by the CAC based on the draft measures, and we have not received any inquiry, notice, warning, sanctions in such respect or any regulatory objections from the CAC to transactions contemplated under this prospectus supplement.

We have established rigorous and comprehensive policies and other documentation for the collection, processing, sharing, disclosure authorization and other aspects of data use and privacy and taken necessary measures to comply with all applicable laws and regulations regarding cybersecurity, information security, privacy and data protection. However, we cannot guarantee the effectiveness of these policies and measures undertaken by us, our employees, vendors or other business partners. We may be from time to time required to rectify or further improve our measures regarding cybersecurity, information security, privacy and data protection. Any failure or perceived failure by us to comply with all applicable laws and regulations regarding cybersecurity, information security, privacy and data protection, or any failure or perceived failure of our business partners to do so, or any failure or perceived failure of our employees to comply with our internal control measures, may result in negative publicity and legal proceedings or regulatory actions against us, and could result in fines, revocation of licenses, suspension of relevant operations or other legal or administrative penalties, which may in turn damage our reputation, discourage our current and potential consumers and subject us to fines and damages, which could have a material adverse effect on our business and results of operations. In addition, it is possible that we may become subject to additional or new laws and regulations regarding cybersecurity, information security, privacy and data protection in other jurisdictions if we extend our business outside of the PRC in the future, which may result in additional expenses to us and subject us to potential liability and negative publicity. We expect that these areas will receive greater attention and focus from regulators, and attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges regarding cybersecurity, information security, privacy and data protection. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

These and other similar legal and regulatory developments could lead to legal and economic uncertainty, affect how we design, market and sell solutions, how we operate our business, how our customers process and share data, how we process and use data, and how we transfer personal data from one jurisdiction to another, which could negatively impact demand for our solutions. We may incur substantial costs to comply with such laws and regulations, to meet the demands of our customers relating to their own compliance with applicable laws and regulations, and to establish and maintain internal compliance policies. However, as there are still regulatory uncertainties in this regard, we cannot assure you that we will be able to comply with new laws and regulations in all respects, and we may be ordered to rectify, suspend or terminate any actions or services that are deemed illegal by the regulatory authorities and become subject to material penalties, which may materially harm our business, financial condition, results of operations and prospects.

Risks Related to Doing Business in China

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in policies, laws and regulations in China, could adversely affect us.

The PRC legal system is based on written statutes and court decisions that have limited precedential value. The PRC legal system is evolving rapidly, and therefore the interpretations and enforcement of many laws, regulations and rules may contain inconsistencies and uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. These uncertainties may impede our contractual, property and procedural rights, which could adversely affect our business, financial condition and results of operations.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

Trading in our ADSs may be prohibited and as a result our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The PCAOB is currently unable to inspect our auditors in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditors deprives our investors with the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCA ACT, was enacted on December 18, 2020. The HFCA ACT states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

Our auditor, the independent registered public accounting firm that issues the audit report incorporated in this prospectus by reference to the report on Form 20-F for the year ended December 31, 2020, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA ACT. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA ACT, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA ACT from three years to two.

On September 22, 2021, the PCAOB adopted rules to create a framework for the PCAOB to use when determining, as contemplated under the HFCA ACT, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA ACT. However, some of the recommendations were more stringent than the HFCA ACT. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA ACT and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition the requirements of the HFCA ACT are uncertain. Such uncertainty could cause the market price of the ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCA ACT. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase the ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the ADSs.

The PCAOB’s inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

The approval of the CSRC or other PRC government authorities may be required under PRC law in connection with this offering, and, if required, we cannot predict whether or for how long we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and any offshore securities offerings, such as this offering, may ultimately require approval of the CSRC. If the CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for this offering, or a rescission of such approval if obtained by us, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council issued Several Opinions Concerning Lawfully and Strictly Cracking Down Illegal

Securities Activities. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. We cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the enacted version of the revised Measures for Cybersecurity Review, are required for our offshore securities offerings in the future, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval or completion could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for our future offshore securities offerings, or a rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or other government authorization for our offshore securities offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our ability to raise capital to fund our operations, delay or restrict the repatriation of the proceeds from our offshore securities offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our shares. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore securities offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our securities.

Risks Related to Our Corporate Structure

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with our VIEs and, consequently, significantly affect the financial condition and results of operations performance of Kingsoft Cloud Holdings Limited. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in our VIEs.

Foreign investment in the value-added telecommunication services industry in China is extensively regulated and subject to numerous restrictions. Pursuant to the list of special management measures for the market entry of foreign investment, or the 2020 Negative List, published by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce on June 23, 2020 and effective on July 23, 2020, with a few exceptions, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication services provider and any primary foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

We are a Cayman Islands company and our wholly-owned PRC subsidiaries are currently considered as foreign-Invested enterprises. Accordingly, our PRC subsidiaries are not eligible to provide value-added telecommunication services in China. To ensure strict compliance with the PRC laws and regulations, we conduct such business activities through Zhuhai Kingsoft Cloud and Kingsoft Cloud Information, our VIEs. We have entered into a series of contractual arrangements with our VIEs and their shareholders, which enable us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits and absorb substantially all of the economic losses of our VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in our VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIEs and hence consolidate their financial results as our VIEs under U.S. GAAP.

If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in the value-added telecommunication services, or if the PRC government otherwise finds that we, our VIEs, or any of their subsidiaries are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities, including the MIIT and SAMR, would have broad discretion in dealing with such violations or failures, including, without limitation:

•	revoking the business licenses and/or operating licenses of such entities;

•	discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and our VIEs;

•	imposing fines, confiscating the income from our PRC subsidiaries or our VIEs, or imposing other requirements with which our PRC subsidiaries or our VIEs may not be able to comply;

•	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIEs; or

•	deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. We also cannot be certain that equity interests in our VIEs will be disposed of in accordance with the contractual arrangements among our PRC subsidiaries, our VIEs, and nominee shareholders of our VIEs. In addition, new PRC laws, regulations, and rules may be introduced to impose additional requirements, posing additional challenges to our corporate structure and contractual arrangements. If any of these occurrences results in our inability to direct the activities of our VIEs that most significantly impact its economic performance and/or our failure to receive the economic benefits from our VIEs, and/or our inability to claim our contractual control rights over the assets of our VIEs that conduct substantially all of our operations in China, we may not be able to consolidate the VIEs in our consolidated financial statements in accordance with U.S. GAAP, which could materially and adversely affect our financial condition and results of operations and cause our ADSs to significantly decline in value or become worthless.

Risks Related to Our ADSs and This Offering

You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and VIEs that have substantive business operations in China. As a result, certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company with no business operations, and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China through our PRC subsidiaries and VIEs. We and our shareholders do not and are not legally permitted to have any equity interests in the VIEs as current PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services. As a result, we operate businesses in China through certain contractual arrangements with the VIEs. For a summary of such contractual arrangements, see “Item 4. Information on the Company—4.C. Organizational Structure” in our annual report on Form 20-F which is incorporated by reference into this prospectus supplement. Investors in the ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and our VIEs. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against us, our assets, our directors and officers or their assets.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline significantly. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable without restriction or further registration under the Securities Act.

Certain holders of our ordinary shares have the right to cause us to register under the Securities Act the sale of their shares. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline significantly.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the resale of the ADSs and the underlying ordinary shares of Kingsoft Cloud Holdings Limited offered pursuant to this prospectus supplement. We will not receive any of the proceeds from the resale by the selling shareholders of the ADSs. The selling shareholders will bear the underwriting commissions and discounts, if any, attributable to their resale of the ADSs. See “Selling Shareholders.”

SELLING SHAREHOLDERS

This prospectus supplement covers the possible resale, from time to time after the date of this prospectus supplement, of ADSs representing ordinary shares of Kingsoft Cloud Holdings Limited owned by Yiming MA, Heidi CHOU, Amy M CHEN, AYRHEN LIMITED, China SysTech Holdings Inc., Webster YIN, Christiaan Nicolaas KOOIJMAN, David S. CHEN, Edward George CHEN, Elizabeth CHEN, Ernest Ming YANG, Funders Holding Ltd., FURUKAWA Renka, JIA Haoli, Leila Chang YAGHMAEI, LIN Qing, Liping YANG, Maria Ursula GANNON, Tammy Mei-Tan CHANG, Tara Roshan Chang YAGHMAEI, Togran Financial Inc., Vincent WATERHOUSE, Weiming YANG and Xiaohua C. HUANG. We have no assurance that the selling shareholders will sell any of the ordinary shares registered for resale hereunder. See “Plan of Distribution.” In addition, the selling shareholders may sell the ordinary shares or the ADSs pursuant to this prospectus supplement or in privately negotiated transactions. Accordingly, we cannot estimate the number of the ordinary shares or the ADSs representing ordinary shares that the selling shareholders will sell under this prospectus supplement. Information about the selling shareholders may change over time.

Once the registration statement, of which this prospectus supplement is a part, is effective, ADSs representing all of the ordinary shares of the selling shareholders listed below will be available for resale in the public market.

In July 2021, we entered into a definitive agreement (the “Camelot Merger Agreement”) to acquire controlling interests in Camelot Employee Scheme Inc. (“Camelot”) using a combination of cash and our ordinary shares as consideration. In connection with such acquisition, we issued an aggregate of 247,475,446 ordinary shares to the selling shareholders, who were the existing shareholders of Camelot or affiliates thereof, in September 2021. We relied on Regulation S under the Securities Act for purposes of such share issuances. In addition, we will issue additional ordinary shares to such existing shareholders of Camelot, subject to customary closing conditions, certain adjustments and lock-up restrictions. See “Plan of Distribution” in this prospectus supplement for a description of the lock-up restrictions on the selling shareholders. Pursuant to the Camelot Merger Agreement, we will register the resale of all of our ordinary shares issued and to be issued to the existing shareholders of Camelot in connection with the acquisition within the timeframes as prescribed in such agreement.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our ordinary shares of the selling shareholders. The selling shareholders may from time to time sell, transfer or otherwise dispose of all, some or none of such ordinary shares under this prospectus supplement. The total number of ordinary shares outstanding as of the date of this prospectus supplement is 3,625,037,000, excluding (i) a total of 5,475,254 ordinary shares we repurchased in February 2020 and (ii) a total of 163,088,147 ordinary shares issued but deemed to be not outstanding, representing the 163,088,147 ordinary shares underlying share awards under our share incentive plans that are issued but deemed to be not outstanding. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The information provided in the table below is based in part on information provided by or on behalf of the selling shareholders.

	Ordinary Shares Beneficially Owned Before the Offering(1)		Ordinary Shares Being Sold		Ordinary Shares Beneficially Owned After All Resales(2)
	Number	%	Number	%	Number	%
Selling Shareholders:
Yiming MA(3)	101,453,974	2.8	60,872,385	1.7	40,581,589	1.1
Heidi CHOU(4)	73,034,892	2.0	43,820,935	1.2	29,213,957	0.8
Amy M CHEN(5)	259,534	0.0	259,534	0.0	—	—
AYRHEN LIMITED(6)	1,555,854	0.0	1,555,854	0.0	—	—
Webster YIN (7)	37,615,758	1.0	37,615,758	1.0	—	—
Christiaan Nicolaas KOOIJMAN(8)	510,485	0.0	510,485	0.0	—	—

	Ordinary Shares Beneficially Owned Before the Offering(1)		Ordinary Shares Being Sold		Ordinary Shares Beneficially Owned After All Resales(2)
	Number	%	Number	%	Number	%
David S. CHEN(9)	2,152,354	0.1	2,152,354	0.1	—	—
Edward George CHEN(10)	13,739	0.0	13,739	0.0	—	—
Elizabeth CHEN(11)	23,383	0.0	23,383	0.0	—	—
Ernest Ming YANG(12)	511,908	0.0	511,908	0.0	—	—
Funders Holding Ltd.(13)	2,911,031	0.1	2,911,031	0.1	—	—
FURUKAWA Renka(14)	4,444,798	0.1	4,444,798	0.1	—	—
JIA Haoli(15)	271,751	0.0	271,751	0.0	—	—
Leila Chang YAGHMAEI(16)	1,057,277	0.0	1,057,277	0.0	—	—
LIN Qing(17)	2,876,727	0.1	2,876,727	0.1	—	—
Liping YANG(18)	716,672	0.0	716,672	0.0	—	—
Maria Ursula GANNON(19)	102,381	0.0	102,381	0.0	—	—
Tammy Mei-Tan CHANG(20)	5,564,078	0.2	5,564,078	0.2	—	—
Tara Roshan Chang YAGHMAEI(21)	1,057,277	0.0	1,057,277	0.0	—	—
Togran Financial Inc.(22)	8,344,748	0.2	8,344,748	0.2	—	—
Vincent WATERHOUSE(23)	144,409	0.0	144,409	0.0	—	—
Weiming YANG(24)	2,816,583	0.1	2,816,583	0.1	—	—
Xiaohua C. HUANG(25)	35,833	0.0	35,833	0.0	—	—

(1)

Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the number of shares as indicated in this table refers to the ordinary shares that the person has the right to acquire within 60 days through the exercise of the conversion of each security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person.

(2)

The selling shareholders may not sell any or all of the ordinary shares offered by this prospectus supplement and as a result, we cannot estimate the number of ordinary shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the ordinary shares covered by this prospectus supplement will be held by the selling shareholders.

(3)	The address of Yiming MA is 1140, Zone B Yosemite Houshayu Shunyi District Beijing People’s Republic of China.
(4)	The address of Heidi CHOU is 91 Isabella Ave. Atherton CA 94027 United States of America.
(5)	The address of Amy M CHEN is 17F Zhejiang Plaza No. 26 AnZhen West Li North Third Ring Beijing People’s Republic of China.
(6)

Represents 1,555,854 ordinary shares held by AYRHEN LIMITED, a company wholly owned and controlled by King, Cheng-Yi. The registered address of AYRHEN LIMITED is Morgan & Morgan Building P.O. Box 958 Pasea Estate Road Town Tortola British Virgin Islands.

(7)

Represents (i) 21,490,631 ordinary shares held by China SysTech Holdings Inc., a company wholly owned and controlled by Webster YIN. China SysTech Holdings Inc. holds 21,490,631 ordinary shares as a withholding agent for the payment of certain PRC income taxes payable by certain selling shareholders (including Webster YIN) in connection with our acquisition of Camelot. China SysTech Holdings Inc. hereby disclaims any economic interests in those ordinary shares other than certain pecuniary interests relating to shares beneficially owned by Webster Yin and reimbursement of administrative fees and expenses. The registered address of China SysTech Holdings Inc. is Morgan & Morgan Building Pasea Estate Road Town Tortola British Virgin Islands, and (ii) 16,125,127 ordinary shares held by Webster YIN. The address of Webster YIN is 17F Zhejiang Plaza No. 26 AnZhen West Li North Third Ring Beijing People’s Republic of China.

(8)	The address of Christiaan Nicolaas KOOIJMAN is Helmersstraat 43, 3071AD Rotterdam, The Netherlands.

(9)	The address of David S. CHEN is 224 Viewpoint Dr. Danville CA 94506 United States of America.
(10)	The address of Edward George CHEN is 17F Zhejiang Plaza No. 26 AnZhen West Li North Third Ring Beijing People’s Republic of China.
(11)	The address of Elizabeth CHEN is 1631 1/2 19th Street NW, Unit B Washington DC 20009 United States of America.
(12)	The address of Ernest Ming YANG is 2118 246th Ave SE Sammamish WA 98075 United States of America.
(13)

Represents 2,911,031 ordinary shares held by Funders Holding Ltd., a company wholly owned and controlled by SOPHIE ZI YI QIAN. The registered address of Funders Holding Ltd. is Morgan & Morgan Building P.O. Box 958 Pasea Estate Road Town Tortola British Virgin Islands.

(14)	The address of FURUKAWA Renka is 23-1-4 Hongnanbeiyuan Ganjingzi District Dalian People’s Republic of China.
(15)	The address of JIA Haoli is 8F, Zhejiang Building, No.26 Anzhen Xili District, Chaoyang District Beijing 100029 People’s Republic of China.
(16)	The address of Leila Chang YAGHMAEI is 15559 Union Ave. #101 Los Gatos CA 95032 United States of America.
(17)	The address of LIN Qing is 1-2-2 No. 26 Hanlinguanhai Road Shanhekou District Dalian People’s Republic of China.
(18)	The address of Liping YANG is 2329 Lincoln Way San Francisco CA 94122 United States of America.
(19)	The address of Maria Ursula GANNON is 16942 TIMBERLAKES DR FT MYERS FL 33908 United States of America.
(20)	The address of Tammy Mei-Tan CHANG is 15559 Union Ave. #101 Los Gatos CA 95032 United States of America.
(21)	The address of Tara Roshan Chang YAGHMAEI is 15559 Union Ave. #101 Los Gatos CA 95032 United States of America.
(22)

Represents 8,344,748 ordinary shares held by Togran Financial Inc., a company wholly owned and controlled by HUNG-YU SU. The registered address of Togran Financial Inc. is Morgan & Morgan Building P.O. Box 958 Pasea Estate Road Town Tortola British Virgin Islands.

(23)	The address of Vincent WATERHOUSE is 27930 Riverwalk Way Bonita Springs FL 34134 United States of America.
(24)	The address of Weiming YANG is 17F Zhejiang Plaza No. 26 AnZhen West Li North Third Ring Beijing People’s Republic of China.
(25)	The address of Xiaohua C. HUANG is 17F Zhejiang Plaza No. 26 AnZhen West Li North Third Ring Beijing People’s Republic of China.

DIVIDEND POLICY

We have not previously declared or paid any cash dividend or dividend in kind and we have no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulation Related to Foreign Exchange and Dividend Distribution—Regulation on Dividend Distribution” in our annual report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, net of the fees and expenses payable thereunder. See “Item 12. Description of Securities Other Than Equity Securities—12.D. American Depositary Shares” in our annual report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issued to the selling shareholders named in this prospectus supplement, to permit the resale of these ordinary shares in the form of ADSs from time to time after the date of this prospectus supplement by such selling shareholders. We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders. We will bear certain expenses incident to our obligation to register the ordinary shares. The registration of the offer and resale of securities hereunder does not necessarily mean that any of the securities will be sold by the selling shareholders under this prospectus supplement or otherwise.

The selling shareholders may sell all or a portion of the ADSs representing ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus supplement is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus supplement, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus supplement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ADSs short and if such short sale shall take place after the date that this registration statement is declared effective, the selling shareholders may deliver ADSs covered by this prospectus supplement to close out short positions and to return borrowed securities in connection with such short sales. The selling shareholders may also loan or pledge ADSs to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus supplement, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use securities registered on this registration statement to cover short sales of our ADSs made prior to the date the registration statement, of which this prospectus supplement forms a part, has been declared effective.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus supplement or any amendment to this prospectus supplement under Rule 424(b)(7) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus supplement. The selling shareholders may also transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement.

The selling shareholders and any broker-dealer or agents participating in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any selling shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ADSs. Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such the ADSs were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus supplement, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement, of which this prospectus supplement forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

Pursuant to the Camelot Merger Agreement, each of Yiming Ma and Heidi Chou (who is a selling shareholder in this prospectus supplement) agrees that (i) with respect to twenty-five percent (25%) of our ordinary shares issued to him or her (or his or her designated affiliate(s) to receive such ordinary shares) on the closing date thereunder, it shall not transfer any such shares (or ADSs representing such shares) until June 30, 2023; and (ii) with respect to an additional fifteen percent (15%) of our ordinary shares issued to him or her (or his or her designated affiliate(s) to receive such ordinary shares) on the closing date thereunder, it shall not transfer any of such shares (or ADSs representing such shares) until we have filed a Form 20-F (or any successor form) with SEC for the fiscal year ending on December 31, 2021. We will bear certain expenses incident to our obligation to register the ordinary shares.

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Fangda Partners.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or our shareholders or ADS holders levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands.

The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties.

There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Cabinet:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of 20 years from December 23, 2019.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and was most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision- making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe that our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, our Cayman Islands holding company would be subject to 25% enterprise income tax on its worldwide income. Further, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors—Risks Relating to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the ADSs or ordinary shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to hold the ADSs or ordinary shares.

This discussion applies only to a U.S. Holder that holds the ADSs or ordinary shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or certain electing traders in securities that use a mark-to-market method of tax accounting;

•	persons holding ADSs or ordinary shares as part of a straddle, integrated or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes and their partners;

•	persons who acquired our ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own ADSs or ordinary shares representing 10% or more of our voting power or value; or

•	persons holding ADSs or ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ADSs or ordinary shares and their partners should consult their tax advisers as to their particular U.S. federal income tax consequences of owning and disposing of ADSs or ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “U.S. Holder” is a person that is for U.S. federal income tax purposes a beneficial owner of the ADSs or ordinary shares and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder that owns ADSs will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying ordinary shares represented by those ADSs.

This discussion does not address the effects of any state, local or non-U.S. tax laws, or any U.S. federal taxes other than income taxes (such as U.S. federal or gift tax consequences). U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or ordinary shares in their particular circumstances.

Taxation of Distributions

Subject to the passive foreign investment company (“PFIC”) rules described below, distributions paid on the ADSs or ordinary shares, other than certain pro rata distributions of ADSs or ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid on the ADSs to certain non-corporate U.S. Holders may be taxable at the reduced rates applicable to “qualified dividend income” if certain conditions are met, and provided that we are not a PFIC for the taxable year of distribution and were not a PFIC for the preceding taxable year. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rates on dividends in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (in the case of ordinary shares) or the depositary’s (in the case of ADSs) actual or constructive receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income, and generally will constitute passive income or in certain cases, general category income, for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For

U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder that is eligible for Treaty benefits) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct any such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the relevant taxable year.

Sale or Other Taxable Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules described below, a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or ordinary shares disposed of, in each case as determined in U.S. dollars. Such gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ADSs or ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation,” gains on the sale of ADSs or ordinary shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC-source income and therefore claim foreign tax credits in respect of PRC taxes on such gain. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability or deductibility of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it directly held its proportionate share of the assets of the other corporation and directly earned its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash and cash equivalents are generally passive assets for these purposes. Goodwill is generally characterized as an active asset to the extent it is associated with business activities that produce active income.

Based on the composition of our income and assets and value of our assets, including goodwill, which is based, in part, on the price of our ADSs, we believe that we were not a PFIC for our 2020 taxable year. However, our PFIC status for any taxable year is an annual determination that can be made only after the end of that taxable year and will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the ADSs, which could be volatile). Because we hold a substantial amount of cash and cash equivalents, our PFIC status for any taxable year may also depend on how, and how quickly, we use our liquid assets and cash. If our market capitalization declines significantly while we continue to hold a substantial amount of cash and cash equivalents for any taxable year, we could be a PFIC for that year. Moreover, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. Furthermore, the application of the PFIC rules is subject to certain uncertainties such as the proper calculation of gross income for purposes of the PFIC rules. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.

If we were a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests (including our subsidiaries and VIEs) were also a PFIC (any such entity, a “Lower-tier PFIC”), a U.S. Holder would be deemed to own a proportionate amount (by value) of the shares of each such Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by any Lower-tier PFIC and (ii) dispositions of shares of any Lower-tier PFIC, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder did not receive any proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder held the ADSs or ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its ADSs or ordinary shares would be allocated ratably over its holding period. The amounts allocated to the taxable year of the sale or disposition and to any taxable years before the first taxable year in which we became a PFIC would be taxed as ordinary income. The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its ADSs or ordinary shares exceeds 125% of the average of the annual distributions on the ADSs or ordinary shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. If we were a PFIC for any taxable year during which a U.S. Holder owned ADSs or ordinary shares, we would generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owned the ADSs or ordinary shares, even if we ceased to meet the threshold requirements for PFIC status, unless we ceased to be a PFIC and the U.S. Holder made a timely “deemed sale” election with respect to the ADSs or ordinary shares, in which case such U.S. Holder would be deemed to have sold the ADSs or ordinary shares held at their fair market value, and any gain on the deemed sale would be taxed under the PFIC rules described above.

Alternatively, if we were a PFIC and if the ADSs were “regularly traded” on a “qualified exchange,” as defined in applicable Treasury Regulations, a U.S. Holder of ADSs could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq, where the ADSs, but not the ordinary shares, are listed, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over the U.S. Holder’s adjusted tax basis in the ADSs and will recognize an ordinary loss in respect of any excess of the adjusted tax basis in the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect the amounts of any income or loss recognized. Any gain recognized on the sale or other disposition of the ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” above (but subject to the discussion in the immediately subsequent paragraph). U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their ADSs given that we may have Lower-tier PFICs for which a mark-to-market election will likely not be available.

If we were a PFIC (or, with respect to a particular U.S. Holder, were treated as a PFIC) for any taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rate described above under “—Taxation of Distributions” with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

We do not intend to provide information necessary for U.S. Holder to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If we were a PFIC for any taxable year during which a U.S. Holders owned any ADSs or ordinary shares, the U.S. Holder would generally be required to file annual reports with the Internal Revenue Service. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ADSs or ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and proceeds from the sale or exchange of ADSs or ordinary shares that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Backup holding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against its U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (and certain specified entities) may be required to report information relating to their ownership of the ADSs or ordinary shares, or any non-U.S. accounts through which the ADSs or ordinary shares are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the ADSs or ordinary shares.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by a law firm named in the applicable prospectus supplement. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Kingsoft Cloud Holdings Limited appearing in Kingsoft Cloud Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2020 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

PROSPECTUS

Kingsoft Cloud Holdings Limited

Ordinary Shares

We may from time to time in one or more offerings offer and sell our ordinary share, including ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders (if any) named in a prospectus supplement may offer and sell our ordinary shares or ADSs held by them. The selling shareholders (if any) may sell our ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of our ordinary shares by selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” of this prospectus.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “KC.” On October 11, 2021, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$28.19 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 4 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 12, 2021

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to our American depositary shares, each of which represents fifteen ordinary shares;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau Special Administrative Region.

•	“Hong Kong” or “HK” refers to the Hong Kong Special Administrative Region of the PRC;

•	“Nasdaq” refers to the Nasdaq Global Select Market;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.001 per share;

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

•

“variable interest entities,” or “VIEs,” refers to the PRC entities of which we have power to control the management, and financial and operating policies and have the right to recognize and receive substantially all the economic benefits and in which we have an exclusive option to purchase all or part of the equity interests at the minimum price possible to the extent permitted by PRC law; and

•

“we,” “us,” “our company,” the “Company,” and “our” refer to Kingsoft Cloud Holdings Limited, a Cayman Islands exempted company with limited liability and its subsidiaries and, in the context of describing our operations and consolidated financial information, its consolidated variable interest entities, or VIEs.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to”, “could”, “potential” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and growth strategies;

•	our future business development, results of operations and financial condition;

•	relevant government policies and regulations relating to our business and industry;

•	general economic and business conditions in China; and

•	assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

CORPORATE INFORMATION

Our principal executive offices are located at Building E, Xiaomi Science and Technology Park, No. 33 Xierqi Middle Road, Haidian District Beijing, 100085, the People’s Republic of China. Our telephone number at this address is +86 10 6292 7777. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is https://www.ksyun.com/. The information contained on our website is not a part of this prospectus.

RISK FACTORS

Please see the factors set forth under “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

The risks and uncertainties described in this prospectus, any applicable prospectus supplement or other offering materials as well as the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or other offering materials as well as the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is of US$4,000,000 divided into 4,000,000,000 ordinary shares with a par value of US$0.001 each. All incentive share awards, including options, regardless of grant dates, will entitle holders to an equivalent number of ordinary shares once the applicable vesting and exercising conditions are met.

The following are summaries of material provisions of our currently effective amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. Subject to the Companies Act, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay interim dividends, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us. In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our shareholders may, upon the recommendation of our directors, by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Voting Rights. On a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to one vote for ordinary share, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands of shareholders who are present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative, unless a poll is demanded.

A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder and all calls or instalments due by such shareholder to us have been paid.

If a clearing house (or its nominee(s)) or a central depositary entity, being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house or central depositary entity (or its nominee (s)) as if such person was the registered holder of our shares held by that clearing house or central depositary entity (or its nominee(s)) including the right to vote individually in a show of hands.

Transfer of Ordinary Shares. Subject to any applicable restrictions set forth in our amended and restated articles of association, including, for example, the board of directors’ discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, or a transfer of any share to more than four joint holders, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq or in another form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•

the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required); and

•	fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

Liquidation. Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to our amended and restated memorandum and articles of association and to the terms of allotment our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment.

The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We are empowered by the Companies Act and our amended and restated articles of association to purchase our own shares, subject to certain restrictions.

Our directors may only exercise this power on our behalf, subject to the Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information About Us.”

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Register of Members

In accordance with Section 48 of the Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our directors will maintain one register of members, at the office of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, which provides us with corporate administrative services. We will perform the procedures necessary to register the shares in the register of members as required in “PART III—Distribution of Capital and Liability of Members of Companies and Associations” of the Companies Act, and will ensure that the entries on the register of members are made without any delay.

The depositary will be included in our register of members as the only holder of the ordinary shares underlying the ADSs in connection with any offering made pursuant to this prospectus. The shares underlying the

ADSs are not shares in bearer form, but are in registered form and are “non-negotiable” or “registered” shares in which case the shares underlying the ADSs can only be transferred on the books of the company in accordance with Section 166 of the Companies Act.

The depositary will hold a share certificate, through its custodian, evidencing the depositary as the registered holder of shares underlying the ADSs. Further, Section 46 of the Companies Act provides for recourse to be available to our investors in case we fail to update our register of members.

In the event we fail to update our register of member, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English law statutory enactments.

In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that our directors and officers shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands Law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association. Our amended and restated memorandum and articles of association do not allow shareholders to act by written resolutions.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Companies Act may provide shareholders with limited rights to requisition a general meeting, but such rights must be stipulated in the articles of association of the Company.

Any one or more shareholders holding not less than ten percent of the votes attaching to the total issued and paid up share capital of the Company at the date of deposit of the requisition shall at all times have the right, by written requisition to the board of directors or the secretary of the company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, our amended and restated memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions under our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On November 6, 2019, we issued 141,850,828 ordinary shares to TMF Trust (HK) Limited, as trustee of the share awards, in relation to the share awards under our share incentive plans.

In May 2020, at the closing of our initial public offering, we issued and sold an aggregate of 517,500,000 ordinary shares in the form of ADSs at a public offering price of US$17.00 per ADS.

In September 2020, we completed a follow-on public offering in which we sold an aggregate of 9,250,000 ADSs at a public offering price of US$31.00 per ADS.

In July 2021, we entered into a definitive agreement to acquire controlling interests in Camelot Employee Scheme Inc. (“Camelot”) using a combination of cash and our ordinary shares as consideration. In connection with such acquisition, we issued an aggregate of 247,475,446 ordinary shares to certain existing shareholders of Camelot in September 2021. In addition, we will issue additional ordinary shares to such existing shareholders of Camelot, subject to customary closing conditions, certain adjustments and lock-up restrictions. Pursuant to such agreement, we will register the resale of all of our ordinary shares issued and to be issued to the existing shareholders of Camelot in connection with the acquisition within the timeframe as prescribed in such agreement.

Preferred Shares

On December 27, 2019, we issued 55,089,998 Series D+ preferred shares to China Internet Investment Fund for a consideration of US$50,000,000.

On December 27, 2019, we issued 22,035,999 Series D+ preferred shares to Design Time Limited for a consideration of US$20,000,000.

Upon the completion of our initial public offering in May 2020, all of our preferred shares that were issued and outstanding at the time were converted into our ordinary shares on a one-for-one basis.

Option and Award Grants

We have granted options to purchase our ordinary shares and awards to certain of our executive officers and employees. See “Item 6. Directors, Senior Management and Employees—6.B. Compensation—Share Incentive Plan” in our annual report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this prospectus.

Shareholders Agreement

Our currently effective shareholders agreement was entered into on December 27, 2019 by and among us, our shareholders, and certain other parties named therein.

The current shareholders agreement provides for certain special rights, including right of participation, drag-along right and information and inspection right and contains provision governing the board of directors and other corporate governance matters. These special rights, as well as certain corporate governance provisions, have automatically terminated upon the completion of our IPO. Furthermore, on April 30, 2020, we, our shareholders and certain other parties entered into a termination agreement, pursuant to which the parties agreed to terminate all the other corporate governance provisions, along with certain other provisions, upon the completion of our IPO.

Registration Rights Agreement

We have entered into a registration rights agreement with ChinaAMC Special Investment Limited, Celestial Power Limited, Metawit Capital L.P., New Cloud Ltd., Precious Steed Limited, Shunwei Growth III Limited, FutureX Innovation SPC—Special Opportunity Fund VI SP, FutureX Innovation SPC (acting for and on behalf of New Technology Fund I SP as one of its segregated portfolios), FutureX AI Opportunity Fund LP (acting through FutureX Innovation Limited as its general partner), FutureX Innovation SPC (for the account of and on behalf of Special Opportunity Fund V SP), Howater Innovation I Limited Partnership, China Internet Investment Fund, Design Time Limited, Xiaomi Corporation and Kingsoft Corporation Limited on April 7, 2020. Pursuant to the registration rights agreement, we have granted certain registration rights to such shareholders as described below, which rights will terminate upon the earliest to occur of (a) the fifth anniversary of the consummation of an initial public offering; or (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such shareholders’ registrable securities without limitation during a thirty-day period without registration. As of the date of this prospectus, the number of registrable securities under the registration rights agreement was 1,821,651,559 ordinary shares.

Demand Registration Rights

At any time after the earlier of (i) December 27, 2023, or (ii) the first anniversary of the consummation of an initial public offering, holders holding in the aggregate not less than 30% of the registrable securities then outstanding may make a written request to the Company to register, and the Company shall use its best efforts to register, under the Securities Act the number of registrable securities specified in such requests, provided, however, that (i) the Company shall not be obligated to effect more than two such demand registrations and (ii) the Company shall not be obligated to effect a demand registration if the initiating holders propose to sell their registrable securities in an amount less than 30% of the registrable securities then outstanding.

If the managing underwriters or underwriters selected of any underwritten offering believe that the registration of all or part of the registrable securities which the holders have requested to be included would materially adversely affect the success of such public offering, then the Company shall be required to include in the underwritten offering, to the extent of the amount that the managing underwriters or underwriters selected believe may be sold without causing such adverse effect, first, all of the registrable securities to be offered for the account of the holders, pro rata based on the number of registrable securities owned by such holders; and second, any other securities requested to be included in such offering.

Piggyback Registration Rights

If the Company proposes to register any ordinary shares in connection with an offering by the Company for its own account (other than a registration utilizing Form F-4 or F-8 or any successor thereto) or for the account of any shareholder of the Company other than a holder of the registrable securities, then each holder shall have the right to have all or any portion of its registrable securities included in such registration.

If the managing underwriters of any underwritten offering determine that the registration of all or part of the registrable securities which the holders have requested to be included would materially adversely affect the success of such offering, then the Company shall be required to include in such registration, to the extent of the amount that the managing underwriters believe may be sold without causing such adverse effect, first, all of the securities to be offered for the account of the Company; second, the registrable securities to be offered for the account of the holders, pro rata based on the number of registrable securities owned by each such holder; and third, any other securities requested to be included in such offering.

F-3 Registration Rights

At any time following the consummation of an IPO, after the Company becomes eligible to use Form F-3 in connection with a public offering of its securities, holder(s) holding in the aggregate not less than 30% of the registrable securities may make a written request to the Company to register, and the Company shall use its commercially reasonable efforts to register, under the Securities Act on Form F-3 the number of registrable securities specified in such request within 60 days after the Company receives such written request. However, the Company shall not be required to effect any such registration (a) within 90 days after the effective date of any other registration statement of the Company; (b) if within the twelve month period preceding the date of such request, the Company has effected two such registrations on Form F-3; (c) if Form F-3 is not available for such offering by such holders; or (d) if holders requesting inclusion of registrable securities in such registration propose to sell such registrable securities at an aggregate price to the public of less than US$2,000,000.

If the managing underwriters or underwriters selected of any underwritten offering believe that the registration of all or part of the registrable securities which the holders have requested to be included would materially adversely affect the success of such public offering, then the Company shall be required to include in the underwritten offering, to the extent of the amount that the managing underwriters or underwriters selected believe may be sold without causing such adverse effect, first, all of the registrable securities to be offered for the account of the holders, pro rata based on the number of registrable securities owned by such holders; and second, any other securities requested to be included in such offering.

Registration Expenses

The Company shall pay all expenses arising from or incident to its performance of, or compliance with, the registration rights agreement, subject to certain exceptions.

Registration Rights to Shareholders of Camelot

In July 2021, we entered into a definitive agreement with the shareholders of Camelot to acquire controlling interests in Camelot. Pursuant to the merger agreement, we shall file or cause to be filed with the SEC a registration statement registering the resale from time to time of all of our shares issued to the existing shareholders in connection with the transaction as soon as reasonably practicable and within the timeframe as prescribed in the merger agreement. The registration statement shall be on Form F-3 or another appropriate form permitting the public resale of our ordinary shares by such shareholders, subject to certain lock-up requirements. We shall use commercially reasonable efforts to cause the registration statement to be declared effective as soon as possible after filing, and once effective, to keep the registration statement continuously effective under the Securities Act at all times until the expiration of the effectiveness period as provided thereunder.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, also referred to as ADSs. Each ADS represents 15 ordinary shares (or a right to receive 15 ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS also represents any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information About Us.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

• $5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancelation of ADS, for the purpose of withdrawal, including if the deposit agreement terminates

• $.05 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

• $.05 (or less) per ADS per calendar year	• Depositary services

Persons depositing or withdrawing shares or ADS holders must pay:	For:

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

• Converting foreign currency to U.S. dollars

• Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the

ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our amended and restated memorandum and articles of association does not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

We have been advised by Fangda Partners, our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman Islands courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Fangda Partners has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ADSs or ordinary shares.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer and sell ordinary shares or ADSs of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell ordinary shares to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each such selling shareholder and the number of ordinary shares or ADSs beneficially owned by each such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers in negotiated sales or competitively bid transactions;

•	or through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices;

•	or negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-

efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters, if any;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters, if any;

•	all other items constituting underwriting compensation, to the extent applicable;

•	any discounts and commissions to be allowed or paid to dealers, to the extent applicable; and

•	any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters, if any, by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters, if any, by a law firm named in the applicable prospectus supplement. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Kingsoft Cloud Holdings Limited appearing in Kingsoft Cloud Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2020 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website www.ksyun.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

•	We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed on April 22, 2021;

•	our current reports on Form 6-K furnished with the SEC on May 18, 2021 and August 25, 2021;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form 8-A filed on May 4, 2020 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Kingsoft Cloud Holdings Limited

Building E, Xiaomi Science and Technology Park

No. 33 Xierqi Middle Road, Haidian District

Beijing, 100085, the People’s Republic of China

+86 10 6292 7777

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.